 Exhibit 10.5

FORM OF RESTRICTED STOCK VESTING AGREEMENT

[__________], 2021

[CONTACT NAME]

[ENTITY]

[ADDRESS]

[ADDRESS]

[EMAIL ADDRESS]

Via Email

Dear [NAME],

This letter memorializes certain terms of the restricted shares of common stock of Five Star Bancorp (the “Company”) granted to [ENTITY/you] on the dates and in the amounts specified below:

Grant Date	Number of Shares	Vesting Date(s)

As you know, the shares are subject to certain vesting and forfeiture conditions. If [NAME/your] employment with the Company and its affiliates terminates for any reason before the applicable vesting date shown above, the shares will be permanently forfeited for no consideration and you will have no further rights or entitlements thereunder. While you hold the shares, whether they are vested or unvested, you are entitled to the rights of a shareholder to vote or receive any dividend payments with respect to the shares.

Until a restricted stock award is fully vested, the shares underlying the award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of decent. Your right or interest in the shares may not be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company, and may not be made subject to any lien, obligation, or liability in favor of any party other than the Company or an affiliate. The shares are also subject to certain additional restrictions on transfer and other conditions, which are set forth in the stockholders’ agreement, effective as of September 15, 2020, by and among the Company and the shareholders thereof. The Company will not be required to transfer, or to accord rights with respect to, any shares that have been sold or otherwise transferred in violation of such stockholders’ agreement or the terms in this letter.

You [and NAME, as applicable,] are responsible for any tax liability that may arise as a result of the grant, holding, vesting or dispositions of these restricted stock awards. If you made an election under Section 83(b) of the Internal Revenue Service with respect to any of your restricted stock awards, you must provide a copy of such election, along with evidence of timely filing, with your countersigned copy of this letter.

The securities are being received solely for [NAME’s/your] own account, for investment purposes, and not for further distribution. [NAME’s/Your] entire legal and beneficial ownership interest in the shares is being purchased and shall be held solely for [NAME’s/his/her] account[, except to the extent [he/she] intends to hold the shares jointly with [his/her] spouse]. [NAME is/You are] not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the shares. [NAME’s/Your] investment intent is not limited to the present intention to hold the shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

This restricted stock award is not an employment or service contract and shall not be deemed to create in any way whatsoever any obligation on [NAME’s/your] part or on the part of the Company to continue [NAME’s/your] employment. The restricted stock award and this letter agreement shall be administered, interpreted and enforced under the laws of the State of California, without regard to the conflicts of law principles thereof. Should any provision of this letter agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Thank you for your efforts and contributions to the success of the Company.

Sincerely,

By:
Name:
Title:

Agreed to and accepted:

Signature:
Printed Name:
Title:
Date: